EXHIBIT 99.1

Clifton Savings Bancorp, Inc. Announces
4th Quarter and Year End Results

Clifton, New Jersey – April 28, 2010 -- Clifton Savings Bancorp, Inc. (Nasdaq Global Select Market: CSBK) (the “Company”), the holding company of Clifton Savings Bank (the “Bank”), today announced the results of its operations for the three months and year ended March 31, 2010.  Net income was $2.15 million for the three months ended March 31, 2010, an increase of $1.05 million, or 96.3%, as compared to $1.10 million for the three months ended March 31, 2009. Net income was $6.30 million for the year ended March 31, 2010, an increase of $1.16 million, or 22.6%, as compared to $5.14 million for year ended March 31, 2009. Net income increased for both the three months and year ended March 31, 2010 primarily as a result of an increase in net interest income of $1.6 million, or 33.7%, and $3.5 million, or 19.1%, respectively. During the three months ended March 31, 2010 this increase, coupled with a decrease in provision for loan losses, was partially offset by an increase in income tax expense. During the year ended March 31, 2010 the increase in net interest income was partially offset by increases in provision for loan losses, non-interest expense and income tax expense. Both basic and diluted earnings per common share were $0.08 for the three months ended March 31, 2010, an increase of $0.04, or 100.0%, as compared to $0.04 for the three months ended March 31, 2009. Both basic and diluted earnings per common share were $0.24 for the year ended March 31, 2010, an increase of $0.04, or 20.0%, as compared to $0.20 for the year ended March 31, 2009.  Cash dividends paid per common share were $0.05 for both the three months ended March 31, 2010 and 2009, and $0.20 for both the years ended March 31, 2010 and 2009.

Net interest income increased $1.6 million, or 34.0%, for the three months ended March 31, 2010, to $6.3 million as compared to $4.7 million for three months ended March 31, 2009, reflecting a 37 basis point increase in the net interest margin coupled with an increase of $11.3 million in average net interest-earning assets. Average interest-earning assets increased $123.6 million, or 14.1%, during the 2010 period, which consisted of increases of $17.2 million in loans, $21.9 million in mortgage-backed securities, and $86.3 million in investment securities, partially offset by a slight decrease of $1.8 million in other interest-earning assets. Loans, mortgage-backed and investment securities increased primarily due to the redeployment of funds resulting from a significant growth in deposits into these respective types of interest-earning assets. Average interest-bearing liabilities increased $112.3 million, or 14.8%, during the 2010 period, as a result of an increase of $127.7 million in interest-bearing deposits, partially offset by a decrease of $15.4 million in borrowings.  Net interest margin increased to 2.52% for the quarter ended March 31, 2010 from 2.15% for the quarter ended March 31, 2009.  The net interest rate spread increased 52 basis points to 2.21%, as the 49 basis point decrease to 4.56% in the average yield earned on interest-earning assets was more than offset by the 101 basis point decrease to 2.35% in the average rate paid on interest-bearing liabilities.

Net interest income increased $3.5 million, or 18.9%, for the year ended March 31, 2010, to $22.0 million as compared to $18.5 million for the year ended March 31, 2009, reflecting a 19 basis point increase in the net interest margin partially offset by a decrease of $11.7 million in average net interest-earning assets. Average interest-earning assets increased $83.4 million, or 9.6%, during fiscal 2010, as a result of increases of $25.6 million in loans, $28.1 million in mortgage-backed securities, and $35.1 million in investment securities, partially offset by a decrease of $5.4 million in other interest-earning assets. Loans, mortgage-backed and investment securities increased primarily due to the funds received from the growth in deposits being redeployed into interest-earning assets and, to a lesser extent, the funds from other interest-earning assets being redeployed into higher yielding assets. Average interest-bearing liabilities increased $95.1 million, or 12.9%, during fiscal 2010, which was the result of an increase of $106.6 million in interest-bearing deposits, partially offset by a decrease of $11.5 million in borrowings.  Net interest margin increased 19 basis points to 2.31% for the year ended March 31, 2010 from 2.12% for the year ended March 31, 2009.  The net interest rate spread increased 37 basis points to 1.96%, as the 39 basis point decrease to 4.72% in the average yield earned on interest-earning assets was more than offset by the 76 basis point decrease to 2.76% in the average rate paid on interest-bearing liabilities.

There was no provision for loan losses recorded during the three months ended March 31, 2010 as compared to $145,000 recorded during the same period in 2009. The change in the provision for loan losses was the result of loan portfolio balances as well as non-performing loans remaining relatively stable in the 2010 period, and was based on management’s evaluation of the portfolio and determination that no additional provisions were warranted. The provision for loan losses increased $173,000, or 66.5%, to $433,000, during the year ended March 31, 2010, as compared to $260,000 during the year ended March 31, 2009. The increase in the provision during 2010 was the result of increases in non-performing loans and, to a much lesser extent, the increase in the loan portfolio balance. Non-performing loans increased from $870,000 at March 31, 2009 to $2.5 million at March 31, 2010. At March 31, 2010, non-performing loans consisted of eleven loans secured by one- to four-family residential real estate, one loan secured by commercial real estate, and one loan secured by a multi-family dwelling, while at March 31, 2009, non-performing loans consisted of seven one- to four-family residential real estate loans. During the year ended March 31, 2010 there was an $83,000 charge-off which represented a partial loss from the restructuring of one residential real estate loan. This was the first loan charge-off recorded by the Bank in more than ten years.  The percentage of non-performing loans to total loans has been consistently low, even though it rose from 0.19% at March 31, 2009 to 0.51% at March 31, 2010. The gross loan portfolio increased $10.5 million, or 2.2%, to $479.9 million at March 31, 2010 from $469.4 million at March 31, 2009.

Non-interest expense decreased $63,000, or 1.9%, to $3.22 million for the three months ended March 31, 2010 as compared to $3.29 million for the three months ended March 31, 2009. The decrease was primarily the result of decreases of $127,000, or 7.2%, in salaries and employee benefits, $77,000, or 33.5%, in directors’ compensation, and $68,000, or 25.7%, in federal deposit insurance premiums, partially offset by increases of $101,000, or 35.4%, in occupancy expense of premises and $63,000, or 196.9%, in legal expenses.  Salaries and employee benefits and directors’ compensation decreased in 2010 due to the completion of recording of expenses associated with the Company’s 2005 Equity Incentive Plan. The decrease in federal deposit insurance premiums in the 2010 period was due to the increase in expenses in the 2009 period as a result of changes with respect to the calculation of the quarterly assessment rates for all financial institutions. The increase in occupancy expense of premises was mainly due to costs associated with a new branch location which opened in November 2009, and the renovation and repairs of other branch premises.   The increase in legal expenses in the 2010 period was mostly due to expenses related to corporate governance matters as well as leasing of new branch locations.

Non-interest expense increased $1.4 million, or 11.8% to $13.3 million for the year ended March 31, 2010 from $11.9 million for the year ended March 31, 2009.  The increase was primarily the result of increases of $197,000, or 18.7%, in occupancy expense of premises, $855,000, or 260.7%, in federal deposit insurance premiums, $169,000, or 198.8%, in legal expense, and $283,000, or 19.3%, in miscellaneous expenses.  The increase in occupancy expense of premises was the result of expenses associated with the opening of an additional branch during the year, and the renovation and repairs of other branch premises.   The increase in federal deposit insurance premiums in the current period was due to an increase in the quarterly assessment rates for all financial institutions, along with a special emergency assessment imposed by the Federal Deposit Insurance Corporation in order to cover the losses of the Deposit Insurance Fund that were incurred from failed financial institutions, as well as anticipated future losses. The Federal Deposit Insurance Corporation special assessment paid by the Company in September 2009 was $422,000. The special assessment was based on the Bank’s June 30, 2009 total assets minus Tier 1 Capital multiplied by five basis points.   The increase in legal expenses was due to a $92,000 insurance recovery in fiscal 2009 which caused that year’s expense to decrease, coupled with additional expenses in fiscal 2010 related to corporate governance matters as well as leasing of new branch locations. The increase in miscellaneous expenses was mainly due to an increase of $153,000 in consulting fees, as $49,000 of previously expensed consulting fees relating to litigation reimbursement were recovered in fiscal 2009, coupled with an increase of $84,000 in consulting fees in fiscal 2010 due to costs associated with information systems testing, an insurance coverage adequacy review, financial advisory fees, a compensation review, and branch feasibility studies. Miscellaneous expenses also increased due to a $38,000 increase in correspondent bank service fees, as well as increases of $32,000 in stationary, printing and supplies and $21,000 in federal supervisory fees.

Income taxes increased $720,000, or 149.1%, to $1.20 million for the three months ended March 31, 2010, as compared to $483,000 for the three months ended March 31, 2009 as a result of higher pre-tax income, coupled with an increase in the effective income tax rate which was 35.9% in the 2010 period, compared with 30.6% for the 2009 period. Income taxes increased $782,000, or 33.1%, to $3.15 million for the year ended March 31, 2010, as compared to $2.36 million for the year ended March 31, 2009 as a result of higher pre-tax income, coupled with a slight increase in the effective income tax rate which was 33.3% for fiscal 2010, compared with 31.5% for fiscal 2009. The Company’s effective tax rate increases when overall income increases, as tax exempt income recognized from the cash surrender value of bank owned life insurance accounts for a smaller percentage of overall income.

The Company’s total assets increased $107.9 million, or 11.2%, to $1.07 billion at March 31, 2010, from $959.8 million at March 31, 2009.  Net loans increased $9.0 million, or 1.9%, to $477.5 million at March 31, 2010 from $468.5 million at March 31, 2009. Higher than average origination and refinance levels were mostly offset by high repayment levels. Securities, including both available for sale and held to maturity issues, increased $113.5 million, or 28.8%, to $507.9 million at March 31, 2010, from $394.4 million at March 31, 2009, as the increase in deposits was mainly invested into these securities. Cash and cash equivalents decreased $17.6 million, or 34.4%, to $33.5 million at March 31, 2010 from $51.1 million at March 31, 2009, as these funds were redeployed into higher yielding assets.

Total liabilities increased $105.1 million or 13.4%, to $891.7 million at March 31, 2010 from $786.6 million at March 31, 2009.  Deposits increased $124.6 million, or 19.7%, from $633.6 million at March 31, 2009 to $758.2 million at March 31, 2010. Borrowed funds decreased $20.6 million, or 14.3%, to $123.7 million at March 31, 2010 as compared to $144.3 million at March 31, 2009. During the year ended March 31, 2010, $20.6 million of long-term borrowings were repaid in accordance with their original terms, while one $7.0 million short-term borrowing at a rate of 0.54% was originated and repaid during the period.  The average rate of outstanding borrowings as of March 31, 2010 was 3.86%.

Total stockholders’ equity increased $2.8 million, or 1.6%, to $176.0 million at March 31, 2010 from $173.2 million at March 31, 2009. The increase resulted primarily from net income of $6.3 million, employee stock ownership plan shares committed to be released of $730,000, $741,000 for stock options and restricted stock awards earned under the Company’s 2005 Equity Incentive Plan and related tax benefits, partially offset by the repurchase of approximately 337,000 shares of Company common stock for an aggregate of $3.15 million and cash dividends paid of $1.83 million. At March 31, 2010, there were approximately 26,398,000 shares of common stock outstanding.

John A. Celentano, Jr., the Company’s Chairman and Chief Executive Officer, stated, “We are very pleased to report that our fiscal year results were the best since we became a public institution in 2004:

•	Average interest-earning assets increased by 9.6% to $953.0 million;
•	Total assets increased by 11.2% to $1.07 billion;
•	Net interest income increased by 18.9% to $22.0 million;
•	Deposits increased by 19.7% to $758.2 million;
•	Net income increased by 22.6% to $6.3 million.

    In addition, Clifton Savings Bancorp was first in New Jersey in two important categories.  Of all the 19 public thrifts in New Jersey as of the most recently published results, Clifton Savings Bancorp had the lowest ratio of non-performing assets to total assets of 0.2%.  We achieved this by not changing our operating procedures.  The Bank’s ratio of total risk-based capital to total assets of greater than 41% exceeded that of all the 19 thrifts as well as all 36 public banks in New Jersey.”

The Company is the holding company of the Bank, a federally chartered savings bank headquartered in Clifton, New Jersey.  The Bank operates a total of 11 full-service banking offices in northeast New Jersey.  The Company’s majority stockholder is Clifton MHC, a federally chartered mutual holding company.

This release contains “forward-looking statements” which may describe future plans and strategies, including our expectations of future financial results.  Management’s ability to predict results or the effect of future plans or strategies is inherently uncertain.  Factors that could affect our actual results include market interest rate trends, the general regional and national economic climate, our ability to control costs and expenses, actions by our competitors and federal and state regulation.  As we have no control over these factors, they should be considered in evaluating any forward-looking statements and undue reliance should not be placed on such statements.

Selected Consolidated Financial and Other Data

	At March 31,
	2010	2009	% Change
	(Dollars in thousands)
Financial Condition Data:
Total assets	$1,067,707	$959,770	11.25%
Loans receivable, net	477,516	468,500	1.92%
Cash and cash equivalents	33,461	51,126	-34.55%
Securities	507,914	394,375	28.79%
Deposits	758,152	633,582	19.66%
FHLB advances	123,737	144,272	-14.23%
Total stockholders' equity	175,992	173,164	1.63%

	Year Ended March 31,
	2010	2009	% Change
	(Dollars in thousands)
Operating Data:
Interest income	$44,956	$44,401	1.25%
Interest expense	22,966	25,939	-11.46%
Net interest income	21,990	18,462	19.11%
Provision for loan losses	433	260	66.54%
Net interest income after
provision for loan losses	21,557	18,202	18.43%
Noninterest income	1,136	1,150	-1.22%
Noninterest expense	13,250	11,852	11.80%
Income before income taxes	9,443	7,500	25.91%
Income taxes	3,146	2,364	33.08%
Net income	$6,297	$5,136	22.61%
Basic and diluted earnings per share	$0.24	$0.20	20.00%

	Three Months
	Ended March 31,
	2010	2009	% Change
	(Dollars in thousands)
Operating Data:
Interest income	$11,438	$11,095	3.09%
Interest expense	5,128	6,374	-19.55%
Net interest income	6,310	4,721	33.66%
Provision for loan losses	-	145	-100.00%
Net interest income after
provision for loan losses	6,310	4,576	37.89%
Noninterest income	265	287	-7.67%
Noninterest expense	3,222	3,285	-1.92%
Income before income taxes	3,353	1,578	112.48%
Income taxes	1,203	483	149.07%
Net income	$2,150	$1,095	96.35%
Basic and diluted earnings per share	$0.08	$0.04	100.00%

At or For the Three
At or For the Year Ended	Months Ended
March 31,	March 31,
2010	2009	2010	2009

Performance Ratios (1):
Return on average assets	0.62%	0.56%	0.81%	0.46%
Return on average equity	3.60%	3.01%	4.89%	2.54%
Interest rate spread (2)	1.96%	1.59%	2.21%	1.69%
Net interest margin (3)	2.31%	2.12%	2.52%	2.15%
Noninterest expense to average assets	1.30%	1.29%	1.21%	1.39%
Efficiency ratio (4)	57.29%	60.43%	49.00%	65.60%
Average interest-earning assets to
average interest-bearing liabilities	1.14	x	1.18	x	1.15	x	1.16	x
Average equity to average assets	17.10%	18.51%	16.54%	18.23%
Basic and diluted earnings per share	$0.24	$0.20	$0.08	$0.04
Dividends per share (5)	$0.20	$0.20	$0.05	$0.05
Dividend payout ratio (5)	28.98%	36.45%	20.98%	42.28%

Capital Ratios (6):
Tangible capital	14.52%	15.61%	14.52%	15.61%
Core capital	14.52%	15.61%	14.52%	15.61%
Risk-based capital	41.45%	42.04%	41.45%	42.04%

Asset Quality Ratios:
Allowance for loan losses as a percent of
total gross loans	0.43%	0.36%	0.43%	0.36%
Allowance for loan losses as a percent of
nonperforming loans	83.27%	195.40%	83.27%	195.40%
Net charge-offs to average outstanding
loans during the period	0.02%	0.00%	0.00%	0.00%
Nonperforming loans as a percent of
total loans	0.51%	0.19%	0.51%	0.19%
Nonperforming assets as a percent of
total assets	0.23%	0.09%	0.23%	0.09%

Other Data:
Number of:
Real estate loans outstanding	2,376	2,373	2,376	2,373
Deposit accounts	33,277	32,249	33,277	32,249
Full service customer service facilities	11	10	11	10

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(1)  Performance ratios for the three month periods presented are annualized.
(2)  Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3)  Represents net interest income as a percent of average interest-earning assets.
(4)  Representes noninterst expense divided by the sum of net interest income and noninterest income, excluding gains or losses on the sale of securities.
(5)  Reflects only shares of common stock held by stockholders other than Clifton MHC.
(6)  Bank only.